                                                          EXHIBIT 99
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

November 1, 2005	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Corporation Reports Third Quarter Earnings and Revises 2005 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported earnings from continuing operations for the third quarter of 2005 of $18.6 million, or $1.28 per share, compared to $16.3 million, or $1.13 per share, for the third quarter of 2004.

For the first nine months of 2005, UIL reported net income of $25.2 million, or $1.73 per share, from continuing operations, compared to $32.4 million, or $2.25 per share, in the first nine months of 2004.

“The hot summer had a positive impact on our third quarter 2005 results, as UIL’s utility subsidiary, The United Illuminating Company, benefited from the warmer than usual weather,” commented Nathaniel D. Woodson, UIL’s chief executive officer.

The United Illuminating Company (UI)

Net income for UI, the regulated electric utility subsidiary of UIL, totaled $20.1 million, or $1.38 per share, in the third quarter of 2005, compared to net income of $17.6 million, or $1.23 per share, in the third quarter of 2004. Weather had a favorable impact on kilowatt-hour volume consumption in the third quarter of 2005, as weather-related consumption was approximately 80 million kilowatt-hours higher, resulting in an increase of $0.15 per share when compared to the third quarter of 2004.

For the first nine months of 2005, net income for UI was $37.0 million, or $2.54 per share, compared to net income of $39.5 million, or $2.75 per share, for the same period in 2004, a decrease of $0.21 per share. The decrease in earnings for the year-to-date period is mainly attributable to $0.31 per share of non-recurring items recognized during the first nine months of 2004, as shown below, which were partially offset by favorable weather and other items incurred during the first nine months of 2005.

$0.03 -
attributable to the impact of the final decisions issued by the Connecticut Department of Public Utility Control (DPUC) regarding the disposition of proceeds from UI’s sale of its investment in its nuclear generating facilities, recorded in Q1 2004;

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$0.07 -
adjustment related to a change in the accounting estimate for unbilled revenues resulting from the implementation of a new integrated software package which provides a more precise method of calculating unbilled revenue, recorded in Q1 2004;

$0.08 -	settlement by ISO-NE related to a review of the allocation of New England Power Pool transmission revenues to member companies, recorded in Q2 2004;
$0.05 -	due to the resolution of tax and other post-closing issues related to UI’s sale of its interest in Seabrook Station, recorded in Q2 2004;
$0.08 -	related to the DPUC’s decision allowing partial recovery of increased pension and post-retirement benefits expenses for a portion of 2004, of which $0.05 per share was recorded in Q2 2004.

On July 18, 2005, UI filed an application with the DPUC requesting an increase in its electric distribution rate for the first time in more than 10 years. The application also requests an increase in UI’s Competitive Transition Assessment rate (CTA). Hearings are underway and are scheduled to be completed in early November. Based on the current schedule, a draft decision will be issued in late December, with a final decision to follow in early January 2006. UI has proposed that rates be set separately for each of the years 2006, 2007, 2008 and 2009.

UI also filed a revised local network service transmission tariff with the Federal Energy Regulatory Commission (FERC) during the third quarter of 2005. UI is seeking to recover its transmission revenue requirements on a prospective basis, subject to reconciliation with actual revenue requirements. Under UI’s current transmission tariff, the annual period during which wholesale transmission rates are effective begins after the annual period used to calculate the required transmission rates. The proposed changes to the tariff are expected to reduce the lag between the time transmission-related costs are incurred and the period in which costs begin to be recovered in rates. UI is also seeking to include 50% of new construction work in progress (CWIP) in transmission rate base to improve cash flow during design and construction of transmission facilities. Emphasis, in the filing, has been placed on the Middletown/Norwalk 345 kV transmission upgrade project which accounts for about 80% of UI’s expected transmission construction costs over the next five years.

Non-Utility Businesses

UIL serves as the parent company for the operating business Xcelecom, Inc. (Xcelecom), and two entities which hold minority ownership interests in their respective investments, United Bridgeport Energy, Inc. (UBE) and United Capital Investments, Inc. (UCI).

The non-utility businesses, including unallocated UIL Corporate expenses, reported a loss from continuing operations of $1.5 million, or $0.10 per share, in the third quarter of 2005 compared to a loss from continuing operations of $1.3 million, or $0.10 per share, in the same period of 2004.

For the first nine months of 2005, the non-utility businesses, including unallocated UIL Corporate expenses, reported a loss from continuing operations of $11.8 million, or $0.81 per share, compared to a loss from continuing operations of $7.1 million, or $0.50 per share, in the same period of 2004. The earnings for the first nine months of 2005 were negatively affected by project losses incurred at Xcelecom and costs incurred at UBE relating to a planned outage for plant maintenance when compared to the same period in 2004.

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Xcelecom, Inc.

Xcelecom, engaged in the specialty electrical contracting and voice-data-video systems integration business, reported net income of $0.1 million, or $0.01 per share, in the third quarter of 2005, compared to net income of $0.6 million, or $0.04 per share, in the third quarter of 2004. The decline from the third quarter of 2004 was primarily due to net after-tax project losses of $0.5 million, or $0.03 per share, recognized in the third quarter of 2005.

Xcelecom reported a loss of $3.8 million, or $0.26 per share, for the first nine months of 2005, compared to a loss of $0.1 million, or $0.01 per share, for the same period of 2004. The decrease in earnings from the prior year was primarily due to after-tax project write-downs of $5.0 million, or $0.36 per share recognized in the first nine months of 2005. The write-downs were incurred on projects at Allan/Briteway Electrical Contractors, Inc., a New Jersey based subsidiary of Xcelecom, and resulted mainly from operational problems associated with merging the Allan and Briteway organizations in early 2005. Labor cost overruns were the principal source of the project write-downs.

“As we noted last quarter, we have implemented actions aimed at addressing the causes of cost overruns on legacy projects, and are expected to improve operating results on new projects going forward,” reported John Conroy, president of Xcelecom.

United Bridgeport Energy, Inc.

UBE holds a 33 1/3% ownership interest in Bridgeport Energy, LLC (BE), which operates a gas-fired merchant wholesale electric generating facility. UBE had a loss of $0.5 million, or $0.04 per share, in the third quarter of 2005, compared to a loss of $0.3 million, or $0.02 per share, in the same quarter of 2004. Revenues in the third quarter of 2005 were $0.07 per share better than third quarter of 2004. These higher revenues were more than offset by outage costs of $0.03 per share, additional energy management services costs of $0.02 per share and costs associated with proceedings regarding UBE’s contractual rights to sell its 33 1/3% interest in BE to the majority owner at fair market value of $0.03 per share. In addition, a favorable non-recurring property tax adjustment of $0.01 per share was recognized in the third quarter of 2004.

For the first nine months of 2005, UBE had a loss of $4.4 million, or $0.31 per share, compared to a loss of $2.5 million, or $0.17 per share, in the first nine months of 2004. Although plant revenues for the first nine months of 2005 were approximately $0.20 per share better than the same period of 2004, the improvement was more than offset by costs of the planned outage for plant maintenance of $0.23 per share, additional energy management service costs of $0.03 per share and costs associated with proceedings to sell UBE’s interest in BE of $0.08 per share. UBE and the majority owner of BE are now engaged in an appraisal process to determine the fair market value of BE.

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United Capital Investments, Inc.

UCI holds a number of minority ownership interest investments, including a 25% interest in Cross-Sound Cable, LLC (Cross-Sound), an entity that owns and operates a transmission line connecting Connecticut to Long Island under the Long Island Sound. During the third quarter of 2005, UCI had a net loss of $0.1 million, or $0.01 per share, compared to breakeven results in the third quarter of 2004.

UCI reported a net loss of $0.1 million, or $0.01 per share, for the first nine months of 2005, compared to a net loss of $0.4 million, or $0.03 per share, in the same period of 2004. The prior year results from Cross-Sound were affected by decreased revenues and increased legal fees resulting from a May 7, 2004 order by the U.S. Department of Energy terminating the Emergency Order under which the Cross-Sound cable had been operating. On June 24, 2004, Cross-Sound reached a settlement agreement with various regulatory authorities and other parties with an interest in the cable that allowed for immediate commercial operation of the cable.

UIL Corporate

UIL retains certain costs at the holding company, or “corporate,” level which are not allocated to the various subsidiaries. These costs generally include interest charges and strategic and other administrative costs. UIL Corporate incurred unallocated after-tax costs of $1.0 million, or $0.06 per share, in the third quarter of 2005, compared to unallocated after-tax costs of $1.6 million, or $0.12 per share, in the same quarter of 2004. For the first nine months of 2005 UIL Corporate incurred unallocated after-tax costs of $3.5 million, or $0.23 per share, compared to unallocated after-tax costs of $4.1 million, or $0.29 per share, in the first nine months of 2004. The after-tax costs for the first nine months of 2005 were lower due to decreased administrative costs. Unallocated costs at UIL Corporate were partially offset by after-tax interest income earned on a loan to Cross-Sound totaling $0.6 million, or $0.04 per share, and $0.4 million, or $0.03 per share, for the first nine months of 2005 and 2004, respectively.

Discontinued Operations

On June 22, 2004, UIL completed the sale of APS to CheckFree Corporation (CheckFree), a leading provider of financial electronic commerce services and products, pursuant to the purchase agreement entered into between the parties on December 16, 2003. APS, and its 51% ownership interest in CellCards of Illinois, LLC (CCI) were classified as discontinued operations in the fourth quarter of 2003. On February 13, 2004, CCI was sold to an independent third party for book value, excluding transaction costs.

Net income from discontinued operations amounted to $49.8 million, or $3.47 per share, in the first nine months of 2004. Post-closing review procedures were completed during the third quarter of 2004 and the resulting adjustments netted to an insignificant increase in the gain on the sale of APS. In the first quarter of 2005, CheckFree elected to treat its purchase of APS as an asset purchase for tax purposes rather than as a stock purchase. The resulting adjustment from this tax election, along with additional costs associated with the preparation of the final APS tax returns, was recognized in the third quarter of 2005 and amounted to a net loss from discontinued operations of $0.1 million, or $0.01 per share, for both the third quarter and first nine months of 2005.

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Looking Forward

UIL Holdings' Consolidated Earnings Estimates for 2005 and Cash Flow Discussion

UIL’s revised earnings estimate from continuing operations for 2005 is $1.85 - $2.05 per share, compared to the previously reported estimate of $1.90 - $2.10 per share. The following chart shows a breakdown by business unit:

2005 Earnings Expectations
-------------------------------------------------------------------
UI	$2.90 - $3.00
Xcelecom	(0.25) - (0.15)
UBE	(0.55) - (0.45)
UCI	(0.05) - 0.00
UIL Corporate	(0.40) - (0.30)

Consolidated (1)	$1.85 - $2.05
-------------------------------------------------------------------
(1) Business unit expectations are not intended to be additive to consolidated expectations.

Details of the changes in the 2005 earnings estimate are explained below.

The United Illuminating Company

UI's new earnings range estimate for 2005 is $2.90 - $3.00 per share, compared to the previous estimate of $2.80 - $2.90 per share. The Distribution and Transmission Divisions are expected to earn $1.83 - $1.93 per share in 2005, reflecting an increase of $0.10 per share from the previous estimate of $1.73 - $1.83, due primarily to weather-related sales for the third quarter above the previous estimates. The CTA is expected to earn $0.87 per share in 2005, reflecting a decrease of $0.01 per share from the previous estimate, and other sources are expected to earn $0.20 per share in 2005 reflecting an increase of $0.01 per share for those components.

UI had approximately $4 million of cash and temporary cash investments on hand at the end of September 2005. UI is expected to continue to generate strong cash flows from operations in 2005. Funds from operations are expected to be in excess of $85 million compared to previously reported $90 million, with roughly $30 million being generated by the CTA, unchanged from the previous estimate. For the year, UI is expected to dividend to UIL an amount that is approximately equal to its net income. Funds from operations will also be used to finance UI's capital expenditure program. In the event that funds from operations are not sufficient to finance the entire capital expenditure program, existing cash on hand will be utilized.

Xcelecom

UIL now estimates that Xcelecom's losses will range between $0.25 - $0.15 per share, compared to the previous estimate of losses of $0.20 per share to breakeven. This change is the result of continuing operating performance issues at Xcelecom’s New Jersey based Allan Briteway subsidiary. In aggregate, the other units of Xcelecom have performed, and are expected to continue to perform, as anticipated in the previous earnings estimates.

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For the remainder of 2005, Xcelecom is expected to generate enough cash from operations to fund its operations and to pay for required capital expenditures, but is not expected to make a cash contribution to UIL in 2005. Xcelecom maintains a revolving credit facility that may be utilized to meet short-term liquidity needs.

United Bridgeport Energy, Inc.

The principal factors which continue to affect the financial condition of UBE are natural gas prices, Connecticut energy prices, maintenance costs and a viable capacity market. The majority owner of BE filed with FERC, an application for Reliability Must Run (RMR) status. On July 21, 2005, FERC conditionally accepted the proposed RMR Agreement, made it effective June 1, 2005, subject to refund, and established hearing and settlement judge procedures. Until these hearings are completed it is not possible to estimate the impact of RMR on UBE's expected results for 2005.

On May 12, 2005, an arbitrator issued a decision determining that the contractual preconditions were met to allow UBE to sell its 33 1/3% interest to the majority owner of BE at fair market value and that UBE effectively exercised its right to sell following a vote taken by BE's management committee on February 9, 2005. The potential timing to complete, the total expenses associated with, and results of the appraisal of fair market value are not known at this time.

Because of the costs incurred to date in regards to the arbitration and valuation, UIL is revising its earnings estimates for UBE to losses of $0.55 - $0.45 per share, compared to the previous estimate of losses from $0.50 - $0.40 per share. This estimate assumes the sale of UBE's interest does not occur before the end of 2005.

It is not anticipated at this time that BE will require additional capital from UBE in 2005.

United Capital Investments, Inc.

UCI is expected to incur a loss of $0.05 per share to breakeven in 2005, compared to the previous estimate of breakeven to earnings of $0.05 per share. This change is the result of higher administrative costs for UCI and negative results from UCI’s venture funds.

UIL Corporate

UIL Corporate reports unallocated corporate administrative costs and unallocated interest charges. UIL Corporate is expected to incur unallocated after-tax costs of $0.30 - $0.40 per share in 2005, unchanged from the previous estimate.

UIL Corporate is entirely dependent on dividends from its subsidiaries and external borrowings to provide the cash necessary to service its debts, pay administrative costs, and pay common dividends to UIL's shareholders and to meet other contractual obligations not funded by UIL's subsidiaries. UIL Corporate is expected to operate at a cash deficit in 2005. UIL Corporate will use cash on hand, as well as short-term borrowings, to fund its operations.

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UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for a number of entities: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting and voice-data-video systems integration; United Capital Investments, Inc., which holds a number of minority ownership interest investments, including a 25% interest in the Cross-Sound Cable Company, LLC; and United Bridgeport Energy, Inc., which holds a 33% interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the Corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products, services and prices of the Corporation’s subsidiaries. The foregoing and other factors are discussed and should be reviewed in the Corporation’s most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the third quarter and first nine months of 2005:
##

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Operating Revenues
Utility	$259,442	$231,421	$632,271	$588,857
Non-utility businesses	109,949	91,999	295,547	244,725
Total Operating Revenues	369,391	323,420	927,818	833,582
Operating Expenses
Operation
Fuel and energy	130,919	119,748	319,997	289,014
Operation and maintenance	165,520	138,515	454,151	386,370
Depreciation and amortization	23,212	18,189	58,168	51,826
Taxes - other than income taxes	12,962	11,467	33,789	32,153
Total Operating Expenses	332,613	287,919	866,105	759,363
Operating Income From Continuing Operations	36,778	35,501	61,713	74,219

Other Income and (Deductions), net	3,076	1,393	10,063	8,305

Interest Charges, net
Interest on long-term debt	5,158	5,064	15,582	15,126
Other interest, net	1,429	(857)	2,494	633
	6,587	4,207	18,076	15,759
Amortization of debt expense and redemption premiums	387	377	1,156	1,090
Total Interest Charges, net	6,974	4,584	19,232	16,849

Income From Continuing Operations Before Income Taxes
and Equity Earnings	32,880	32,310	52,544	65,675

Income Taxes	14,143	15,632	22,138	28,858

Income From Continuing Operations Before Equity Earnings	18,737	16,678	30,406	36,817
Income (Losses) from Equity Investments	(183)	(359)	(5,265)	(4,440)
Income From Continuing Operations	18,554	16,319	25,141	32,377
Discontinued Operations, Net of Tax	(102)	16	(102)	49,824

Net Income	$18,452	$16,335	$25,039	$82,201

Average Number of Common Shares Outstanding - Basic	14,570	14,394	14,534	14,363
Average Number of Common Shares Outstanding - Diluted	14,694	14,436	14,665	14,411

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$1.28	$1.13	$1.73	$2.25
Discontinued Operations	(0.01)	-	(0.01)	3.47
Net Earnings	$1.27	$1.13	$1.72	$5.72
Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$1.27	$1.13	$1.72	$2.25
Discontinued Operations	$(0.01)	$-	$(0.01)	$3.45
Net Earnings	1.26	$1.13	$1.71	$5.70

Cash Dividends Declared per share of Common Stock	$0.72	$0.72	$2.16	$2.16

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
(thousands of dollars)	2005	2004
ASSETS
Current assets	$274,836	$258,078
Property, plant and equipment, net	577,096	563,852
Regulatory assets	663,146	696,356
Other long-term assets	275,099	269,322
Total Assets	$1,790,177	$1,787,608

LIABILITIES AND CAPITALIZATION
Current liabilities	$203,558	$197,624
Noncurrent liabilities	133,244	147,434
Deferred income taxes	351,146	345,482
Regulatory liabilities	67,263	57,497
Total Liabilities	755,211	748,037

Net long-term debt	486,888	491,174
Net common stock equity	548,078	548,397
Total Capitalization	1,034,966	1,039,571

Total Liabilities and Capitalization	$1,790,177	$1,787,608

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended		Year to Date
	September 30,		September 30,
(In Millions - Unaudited)	2005	2004	2005	2004
Operating Revenue
UI from operations	$259.5	$231.4	$632.3	$588.9
Xcelecom	109.9	92.0	295.5	244.7
Total	$369.4	$323.4	$927.8	$833.6

Fuel and energy expense - UI	$130.9	$119.7	$320.0	$289.0

Operation and maintenance expense
UI	$56.6	$48.0	$151.7	$142.7
Xcelecom	107.7	89.3	298.0	240.0
Minority Interest Investment and Other (1)	1.2	1.2	4.4	3.7
Total	$165.5	$138.5	$454.1	$386.4

Depreciation and amortization
UI	$7.8	$7.2	$22.8	$22.0
Xcelecom	0.9	1.0	2.7	2.7
Subtotal depreciation	8.7	8.2	25.5	24.7
Amortization of regulatory assets (UI)	14.3	9.7	31.9	26.2
Amortization Xcelecom	0.3	0.3	0.8	0.9
Total depreciation and amortization	$23.3	$18.2	$58.2	$51.8

Taxes - other than income taxes
UI - State gross earnings tax	$9.0	$7.4	$20.9	$19.6
UI - other	3.5	3.7	11.2	11.1
Xcelecom	0.5	0.4	1.7	1.5
Total	$13.0	$11.5	$33.8	$32.2

Other Income (Deductions)
UI - other	$2.5	$0.9	$6.6	$6.9
Xcelecom	0.2	0.1	2.3	0.6
Minority Interest Investment and Other (1)	0.4	0.4	1.2	0.8
Total	$3.1	$1.4	$10.1	$8.3

Interest Charges
UI	$4.3	$2.3	$12.2	$10.2
UI - Amortization: debt expense, redemption premiums	0.4	0.4	1.1	1.1
Xcelecom	0.6	0.1	1.2	0.4
Minority Interest Investment and Other (1)	1.6	1.8	4.7	5.1
Total	$6.9	$4.6	$19.2	$16.8

Income Taxes
UI	$15.2	$16.4	$30.3	$34.6
Xcelecom	0.0	0.4	(2.8)	(0.1)
Minority Interest Investment and Other (1)	(1.1)	(1.1)	(5.4)	(5.6)
Total	$14.1	$15.7	$22.1	$28.9

Income (Losses) from Equity Investments
UI	$0.1	$0.1	$0.2	$0.2
Minority Interest Investment (2)	(0.3)	(0.4)	(5.5)	(4.6)
Total	($0.2)	($0.3)	($5.3)	($4.4)

Net Income
UI	$20.1	$17.6	$37.0	$39.5
Xcelecom	0.1	0.6	(3.8)	(0.1)
Minority Interest Investment and Other (1) (2)	(1.6)	(1.9)	(8.0)	(7.0)
Subtotal Net Income from Continuing Operations	18.6	16.3	25.2	32.4
Discontinued Operations	(0.1)	0.0	(0.1)	49.8
Total Net Income	$18.5	$16.3	$25.1	$82.2

(1) The category "Minority Interest Investment and Other" includes amounts recognized at the non-utility businesses in relation to their minority interest investments, as well as unallocated holding company costs.
(2) Includes income (losses) recognized at the non-utility businesses in relation to their minority interest investments.

BUSINESS SEGMENT SUMMARY INFORMATION
(In Millions, except per share amounts)

UIL HOLDINGS CORPORATION

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Sep. 30, 2005	Sep. 30, 2004	Sep. 30, 2005	Sep. 30, 2004

Income from Continuing Operations, net of tax	$18.6	$16.3	$25.2	$32.4

Net Income	$18.5	$16.3	$25.1	$82.2

Earnings per Share - basic	$1.27	$1.13	$1.72	$5.72

THE UNITED ILLUMINATING COMPANY

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Sep. 30, 2005	Sep. 30, 2004	Sep. 30, 2005	Sep. 30, 2004

Net Income	$20.1	$17.6	$37.0	$39.5

Earnings per Share - basic	$1.38	$1.23	$2.54	$2.75

Retail Sales (millions of KWH)	1,779	1,621	4,649	4,529	*
*Includes 46 million KWH non-recurring adjustment associated with a change in accounting estimate to unbilled revenue recognized in Q1 2004.

NON-UTILITY BUSINESSES

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
XCELECOM	Sep. 30, 2005	Sep. 30, 2004	Sep. 30, 2005	Sep. 30, 2004
Net Income	$0.1	$0.6	$(3.8)	$(0.1)

Earnings per Share - basic	$0.01	$0.04	$(0.26)	$(0.01)

MINORITY INTEREST INVESTMENT
AND OTHER
Net Income	$(1.6)	$(1.9)	$(8.0)	$(7.0)

Earnings per Share - basic	$(0.11)	$(0.14)	$(0.55)	$(0.49)

DISCONTINUED OPERATIONS
Net Income	$(0.1)	$-	$(0.1)	$49.8

Earnings per Share - basic	$(0.01)	$-	$(0.01)	$3.47

TOTAL NON-UTILITY BUSINESSES
Net Income	$(1.6)	$(1.3)	$(11.9)	$42.7

Earnings per Share - basic	$(0.11)	$(0.10)	$(0.82)	$2.97